Biomoda Names New Chief Executive Officer

Albuquerque, NM (Jan. 4, 2011) – Cancer diagnostics company Biomoda, Inc. (OTC BB: BMOD) (www.biomoda.com) announced that Maria Zannes, chairman of the board of directors, has been appointed chief executive officer, effective immediately.  John Cousins will continue to serve as company president and chief financial officer.

“Maria’s experience in both government and business over the past 30 years is invaluable in terms of moving our molecular marker technology to commercialization,” Cousins said.  “She was instrumental in garnering support and obtaining state funding from the New Mexico Legislature for Biomoda’s veterans screening program which became the foundation of our pilot study.  Maria’s move into the CEO position expands and strengthens our management team, and our state and federal initiatives, as we push toward FDA approval of our CyPath® diagnostic assay.”

“I am delighted to be a part of Biomoda’s groundbreaking work in the cancer diagnostics field,” Zannes said.  “John and I are focused on taking the CyPath® diagnostic for early-stage lung cancer from the developmental stage into the marketplace.  Our first order of business for 2011 is the successful conclusion of the pilot clinical trial and the launch of the pivotal study. We have assembled a strong team, both internally and externally, to get us to our goal.”

Prior to her work with Biomoda, Zannes was president of the Energy Recovery Council, a national waste-to-energy trade group in Washington, D.C., for 10 years and consulted for private clients in the medical, environmental and energy industries.  She is a research associate with Columbia University Earth Engineering Center and co-founder of two research centers at Columbia.  She previously held managerial positions at ECOS Corporation, a subsidiary of Burlington Environmental, and Wheelabrator Technologies, Inc., a subsidiary of Waste Management.  Zannes is licensed to practice law in Washington State and New Mexico.

About Biomoda
Biomoda (www.biomoda.com) is a cancer diagnostics company focused on the development of accurate, inexpensive and noninvasive tests for the early detection of cancer. In addition to its first product for lung cancer, diagnostic assays for cervical, breast, colorectal, bladder, and oral cancers are targeted for development.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on estimates, projections, beliefs and assumptions of Biomoda management at the time of such statements and are not guarantees of future performance.  Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, which are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed with the SEC on March 30, 2010.  Forward-looking statements are made as of the date of this press release and are subject to change without notice.

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